Exhibit 10.9

July 31, 2020

Dr. Kenneth Anderson,

RE: Offer to join Board of Directors and Consulting engagement

Dr. Anderson, thank you for your contributions to Starton’s strategy in Multiple Myeloma. We believe you bring enormous value to our development programs and are interested in expanding your role with our company. Please find below an offer to join our Board of Directors (BOD) as well as terms for an ongoing consulting relationship. The Board offer is subject to BOD approval at the Annual General Meeting, expected in October of this year.

The compensation described below can be issued/paid directly to you or your affiliated organizations. Starton is amenable to paying to (a) yourself personally (if acceptable under Dana Farber policies), (b) your research center, (c) an NGO of your direction, or (d) alternatives to be discussed.

Thank you for your consideration of the following terms, we look forward to continuing to work together to transform treatment for patients with hematological malignancies.

1.	Board of Directors position and compensation. Subject to shareholder approval, we would like to invite you to join the ChemioCare Inc. (Starton’s parent company) Board of Directors to serve as a Director. Director compensation is the equivalent of $500,000 USD in shares. Twenty-five percent (25%) of the shares vest immediately, and the remaining shares vest annually in 3 equal installments. We can issue either shares or options, pursuant to the payment terms to be determined. In addition, you will be eligible to receive annual equity issuances to all non-independent directors as approved by the compensation committee.

2.	Consulting retainer. We would also propose a $60,000/year retainer for ongoing consulting services, payable pursuant to the terms described above. Any additional projects (i.e. advisory board meetings) would be remunerated separately in accordance with a Statement of Work or Consulting Agreement including time and expenses in accordance with the company’s travel and expense policy.

3.	Consulting bonus success fee, payable pursuant to the terms described above, for the equivalent of $1,000,000 USD in common shares per New Drug Approval (NDA) in each multiple myeloma indication. The shares will be issued at the prevailing price per share of the Company’s common shares as of the time of the NDA approval.

Regards,

/s/ Pedro Lichtinger
Pedro Lichtinger
Chairman and Chief Executive Officer